057 Putnam Europe Equity Fund attachment
12/31/07 Semi


Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the period ended December 31, 2007, Putnam Management has assumed $937 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters

72DD1 (000s omitted)
Class A		6,464
Class B		209
Class C		44

72DD2 (000s omitted)

Class M		87
Class R		2
Class Y		204

73A1 (000s omitted)

Class A		0.4740
Class B		0.1160
Class C		0.2230

73A2 (000s omitted)

Class M		0.2560
Class R		0.4460
Class Y 	0.5570

74U1 (000s omitted)

Class A		16,380
Class B		2,165
Class C		237

74U2 (000s omitted)

Class M		386
Class R		5
Class Y 	447


74V1

Class A		26.15
Class B		25.33
Class C		25.95

74V2

Class M		26.06
Class R		25.98
Class Y 	26.16



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.